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
                                    EXHIBIT 11

                          NATIONAL VISION ASSOCIATES, LTD.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (000's except per common share information)


                                                          Three Months Ended
                                                     -----------------------------
                                                     March 29,          April 4,
                                                       1997               1998
                                                       ----               ----

NET INCOME                                           $ 1,653            $ 2,452
                                                     =======            =======

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                                           20,648             20,771

BASIC INCOME PER COMMON SHARE                         $ 0.08             $ 0.12

WEIGHTED SHARES OUTSTANDING                           20,648             20,771
  Net options issued to employees                        130                244
                                                     -------            -------
AGGREGATE COMMON SHARES OUTSTANDING                   20,778             21,015
                                                     =======            =======

DILUTED INCOME PER COMMON SHARE                      $  0.08            $  0.12
                                                     =======            =======

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     In 1997, the Company adopted SFAS No. 128 "Earnings Per Share".  Basic earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share were computed as basic earnings per common share, adjusted for outstanding stock options that are dilutive.